Exhibit XX

August 25, 2026

European Investment Bank
$4,000,000,000 4.375% Notes due 2031

Ladies and Gentlemen:

We have acted as United States counsel for the European Investment Bank (the “Bank”) in connection with the issue by the Bank of $4,000,000,000 aggregate principal amount of its 4.375% Notes due 2031 (the “Notes”), and the sale of the Notes to the several Underwriters named in Schedule II to the Underwriting Agreement (the “Underwriters”) dated August 18, 2026 (the “Underwriting Agreement”), between the Bank and the Underwriters.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including:

(i)	the Treaty on the Functioning of the European Union, as amended and supplemented from time to time (the “TFEU”) and the Statute of the Bank, as amended and supplemented from time to time (the “Statute”), which is annexed to the TFEU as Protocol (No 5) on the Statute of the European Investment Bank;

(ii)	the Underwriting Agreement;

(iii)	the Fiscal Agency Agreement dated December 21, 2023 (the “Fiscal Agency Agreement”), relating to the Notes, between the Bank and Citibank, N.A., London Branch, as fiscal agent (the “Fiscal Agent”);

(iv)	two certificates, signed by representatives of the Bank’s Office of the Secretary General, relating to (a) the signing of the Fiscal Agency Agreement and the Underwriting Agreement, (b) the issuance of the Notes, (c) the sale of the Notes to the Underwriters in accordance with the Underwriting Agreement, and (d) the registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”);

(v)	a specimen of the Notes;

(vi)	an excerpt, certified by the Deputy Secretary General and a Senior Officer of the Governing Bodies Department of the Bank, of a list of the officials authorized to sign on behalf of the Bank;

(vii)	a signed copy of the authorization letter from the Bank to the Fiscal Agent dated the date hereof, with respect to the Notes;

(viii)	Registration Statement pursuant to Schedule B (Registration No. 333-274695) covering the Notes, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement as amended on the date hereof is hereinafter referred to as the “Registration Statement”), and the related Prospectus dated December 21, 2023 (the “Basic Prospectus”) and the Prospectus Supplement dated August 18, 2026 (the “Prospectus Supplement”), each as filed with the Commission (the Basic Prospectus as supplemented by the Prospectus Supplement is hereinafter referred to as the “Final Prospectus”); and

(ix)	a signed copy of the opinion, dated the date hereof, of the Bank, acting through its Legal Directorate, with respect to the Notes.

In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that (a) the Fiscal Agency Agreement has been duly authorized, executed and delivered by the Fiscal Agent and (b) the Notes herein referred to conform as to form to the specimen of the Notes examined by us and have been signed and authenticated as provided in the Fiscal Agency Agreement, which facts we have not verified by an inspection of the individual Notes. As to various questions of fact material to this opinion, we have relied upon representations of certain officials and other representatives of the Bank and documents furnished to us by the Bank without independent verification of their accuracy.

Based on the foregoing and subject to the qualifications set forth herein, we are of opinion that, when executed and authenticated in accordance with the provisions of the Fiscal Agency Agreement and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes have been validly issued and constitute legal, valid and binding obligations of the Bank, enforceable against the Bank in accordance with their terms.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of the European Union (including, without limitation, the TFEU and the Statute) or the laws of the member states of the European Union.

In rendering this opinion, we have assumed, without independent investigation, the correctness of, and take no responsibility for, the above-mentioned opinion of the Bank, as to all matters of law covered therein relating to the laws of the European Union (including, without limitation, the TFEU and the Statute) and the laws of the member states of the European Union.

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We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the references to this opinion in the Registration Statement and the references to our firm under the caption “Validity of the Notes” therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

European Investment Bank

98-100, boulevard Konrad Adenauer

L-2950 Luxembourg

Grand Duchy of Luxembourg

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